                                   Item 6. (a)


                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings
                             (dollars in thousands)




                                                                                         Three Months Ended March 31,
                                                                                           1996               1995

Net income                                                                               $4,160             $2,149
Less:  Preferred stock dividend requirements                                                 43                 43
Net income applicable to common stock                                                    $4,117             $2,106


Weighted average common shares outstanding                                              940,893            943,533



Earnings per common share                                                                 $4.38              $2.23






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